Exhibit 99.1

September 9, 2014

Wilton Resident Joins Bankwell Financial Group Board

The Board of Directors of Bankwell Financial Group, the holding company for Bankwell Bank, has announced that Wilton resident Michael Brandt joined the Company’s Board on September 3, 2014.

Mr. Brandt is Senior Vice President and Chief Financial Officer at Prudential Retirement, a Hartford-based division of Prudential Financial, a leading insurance, investment and asset management services provider.

Blake Drexler, Executive Chairman of Bankwell Financial Group, notes, “Given his extensive experience in financial management, M&A, strategic planning and operations, I am confident that Michael will be a strong addition to our Board. In addition, he has a strong working knowledge of the communities we serve. ”

Mr. Brandt has held a number of senior finance and operations roles in global operating businesses. He was previously Senior Managing Director and Chief Financial Officer at GE Capital Commercial Finance and Region Head and Chief Operating Officer, Americas at Babcock & Brown, an Australia based alternative asset originator and fund manager.

Mr. Brandt holds a BS in Accounting from Syracuse University and an MBA in Finance, Management and International Business from New York University. He is a certified public accountant.

Mr. Brandt, his wife Patricia and their three children reside in Wilton.

About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield County, CT. For more information about this press release, interested parties can contact Blake S. Drexler, Interim CEO or Ernest J. Verrico, CFO of Bankwell Financial Group at (203) 972-3838.

For more information, visit www.mybankwell.com.